EXHIBIT 16.1
April 5, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for NGAS Resources, Inc., a British Columbia corporation (the “Company”) and, by letter dated March 6, 2006, we reported on its consolidated balance sheets as at December 31, 2005 and 2004 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. By letter dated March 6, 2006, we also issued a report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. On April 3, 2006, we were advised by the Company about its election to change its accounting principles to U.S. GAAP and to engage a U.S. public accounting firm as its principal accountants for the 2006 audit cycle, effective as of April 5, 2006. We have read the Company’s current report on Form 8-K of even date herewith in response to Item 304(a)(1) of Regulation S-K, and we agree with the statements made therein.
Yours very truly,
/s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
Chartered Accountants
Toronto, Ontario
cc: NGAS Resources, Inc.